Exhibit 5.1

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

April 6, 2015

The AES Corporation

4300 Wilson Boulevard

Arlington, Virginia 22203

Ladies and Gentlemen:

The AES Corporation, a Delaware corporation (the “Company”) has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-186888) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including $575,000,000 aggregate principal amount of its 5.500% Senior Notes due 2025 (the “Securities”). The Securities are to be issued pursuant to the provisions of the Indenture dated as of December 8, 1998 (the “Base Indenture”) between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as amended and supplemented by the Ninth Supplemental Indenture dated as of April 3, 2003 between the Company and the Trustee (the “Ninth Supplemental Indenture”). Certain terms of the Securities will be established pursuant to a Nineteenth Supplemental Indenture dated as of the date hereof between the Company and the Trustee (the “Nineteenth Supplemental Indenture” together with the Base Indenture and the Ninth Supplemental Indenture, the “Indenture”). The Securities are to be sold pursuant to the Underwriting Agreement dated March 31, 2015 (the “Underwriting Agreement”) between the Company and Goldman, Sachs & Co. (the “Underwriter”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

The AES Corporation	2	April 6, 2015

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when the Securities have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriter pursuant to the Underwriting Agreement, the Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest.

In connection with the opinion expressed above, we have assumed that the Indenture and the Securities (collectively, the “Documents”) are valid, binding and enforceable agreements of the Trustee. We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Company.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that we express no opinion as to any law, rule or regulation that is applicable to the Company, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliates.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company on the date hereof and to its incorporation by reference into the Registration Statement. In addition, we consent to the reference to our name under the caption “Legal Matters” in the preliminary prospectus supplement dated March 31, 2015 and the prospectus supplement dated March 31, 2015, and under the caption “Validity of Securities” in the base prospectus dated February 27, 2013, each of which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP